UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934
Date of Report (Date of earliest event reported): February 19, 2006
WILD OATS MARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21577	84-1100630
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification Number)
3375 Mitchell Lane
Boulder, Colorado 80301
(Address of principal executive offices, including zip code)
(303) 440-5220
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 “Other Matters”
Wild Oats Markets, Inc. (the “Company”) considers the disclosures made below to include an event of importance to its security holders.
In conjunction with joining the Company in March 2001, Mr. Perry Odak, President, Chief Executive Officer and member of the Board of Directors of the Company, purchased 1,332,649 shares of the $0.001 par value common stock of the Company (the “Shares”) for $6.969 per share for an aggregate purchase price of $9.29 million. Mr. Odak paid $13,326 in cash and executed a full recourse, five-year promissory note (the “Note”) for the balance of the $9,273,978 to the Company, with interest accruing at 5.5% per annum, compounding semiannually. The Note has been reflected on the Company’s Consolidated Balance Sheet as “Note receivable, related party” as part of “Equity”. The terms of the Note provide that it may be paid through the remittance of Shares back to the Company, with the number of Shares required for payment determined by the closing price of the Company’s stock on NASDAQ National Market. On February 19, 2006, Mr. Odak paid $12,138,901.65, equal to the full principal balance plus all accrued interest through the tender of 678,530 Shares, based on the February 17, 2006 closing stock price on NASDAQ National Market of $17.89 per share. Those Shares remitted in satisfaction of the Note are considered issued, but not outstanding, and will be reflected on the Company’s Consolidated Balance Sheet under “Stockholders Equity — Treasury Stock.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Wild Oats Markets, Inc. (Registrant)
	By:	/s/ Freya R. Brier
Date: February 22, 2006	Executive Officer